UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
May 23, 2005

ESCHELON TELECOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50706	41-1843131
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

730 Second Avenue

Minneapolis, MN  55402

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(612) 376-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into an Material Definitive Agreement.

On May 23, 2005, Eschelon Telecom, Inc. (the “Company”) entered into an Employment Agreement with Richard A. Smith, the Company’s President and Chief Executive Officer.  The Employment Agreement replaces the Company’s prior agreement with Mr. Smith.

Under the new Employment Agreement, Mr. Smith’s annual base salary is at least $339,775 and he is eligible to receive an annual performance-based cash bonus up to 120% of his base salary, determined at the discretion of the board of directors or compensation committee. If we terminate Mr. Smith’s employment without cause (as such term is defined in his employment agreement) prior to November 22, 2008, Mr. Smith is entitled to receive a severance payment equal to his then current base salary and payment of medical insurance premiums for a period of 15 months.

In addition, if Mr. Smith’s employment is terminated for reasons other than his willful misconduct or Mr. Smith voluntarily terminates his employment with good reason as described in his employment agreement within 24 months following a change of control of our company, Mr. Smith is entitled to receive:

•                  a lump sum cash payment equal to two times his average annual compensation;

•                  continuation of coverage under our group medical, life and disability plans and any individual life insurance plans maintained by us until the earlier of 24 months from the date of termination or such time as Mr. Smith obtains comparable coverage; and

•                  a lump sum cash payment equal to the sum of the amount by which the fair market value of any stock option that is forfeited or becomes unexercisable as a result of the termination exceeds the exercise price for such shares plus such additional amounts that would have been paid to Mr. Smith upon the exercise of such forfeited stock options had such options been exercisable and exercised on the date of termination.

The term “average annual compensation” means the higher of (i) the average annual salary payable to Mr. Smith for the calendar year in which the termination occurs and for the two immediately preceding years, plus the average annual bonus or incentive payments awarded to Mr. Smith over the same period or (ii) $200,000.

In addition, if a change of control occurs on or before November 22, 2008, Mr. Smith may require us to pay him up to $1,750,000 in exchange for his transfer to us of all of his outstanding stock options. The amount of such payment is based on the return of investment received by Bain Capital, Wind Point Partners and Stolberg Equity Partners in connection with the change of control transaction.

The foregoing is only intended to be a summary description of certain terms of the Employment Agreement and is not intended to be a complete discussion of the document. Accordingly, the foregoing is qualified entirely by the full text of the Employment Agreement which is annexed as an exhibit to this Current Report on Form 8-K.

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated May 23, 2005, between Eschelon Telecom, Inc. and Richard A. Smith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESCHELON TELECOM, INC.

	By:	/s/ Geoffrey M. Boyd
Geoffrey M. Boyd
Chief Financial Officer

Date: May 27, 2005

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Employment Agreement, dated May 23, 2005, between Eschelon Telecom, Inc. and Richard A. Smith.